                                  SCHEDULE 14A
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Ameritrade Holding Corporation
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


      -------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

January 7, 1999

Dear Fellow Stockholder:

     Our Annual Meeting will be held in Omaha, Nebraska, on Wednesday, February 17, 1999. The accompanying proxy materials (consisting of the Notice of Annual Meeting, the Proxy Statement and the form of proxy) provide additional information about the Annual Meeting, including details on the proposals to be voted on. A copy of the Company's 1998 Annual Report also accompanies these materials.

     We are pleased to be offering several new enhancements to our proxy solicitation and Annual Meeting process this year.

     - First, we have enabled stockholders to receive proxy materials and the Annual Report via the Internet. This helps us hold down proxy solicitation and printing costs and we hope that you find it convenient and useful. Stockholders who elected to receive these materials via the Internet may do so by accessing the ADP website at www.proxyvote.com.

     - Second, we are offering new ways to vote your shares in addition to the traditional paper proxy card. You may vote via the Internet by accessing ADP's website at www.proxyvote.com, or you may vote by touchtone telephone by calling the toll-free number shown on your voting instruction form. You will need the Control Number that is imprinted on your personalized proxy card or that you have received from ADP electronically.

     - Finally, we have arranged to offer a broadcast of the Annual Meeting through our Internet website. To tune into this broadcast, go to www.amtd.com, look for the Annual Meeting icon and follow the instructions.

     We look forward to your participation in this year's Annual Meeting process and, as always, appreciate your support.

Sincerely,

/S/ J. JOE RICKETTS
--------------------------
J. Joe Ricketts, Chairman of the Board and
Chief Executive Officer

                         AMERITRADE HOLDING CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 17, 1999

     The Annual Meeting of Stockholders of Ameritrade Holding Corporation (the "Company") will be held at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska on Wednesday, February 17, 1999, at 9:30 a.m., Central Standard Time, for the following purposes:

          (1) To elect Directors.

          (2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending September 24, 1999.

          (3) To amend and restate the Company's Certificate of Incorporation to modify the definition of "Control Group.'

          (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of the four Directors that will be elected by the holders of the Company's Class A Common Stock ("Class A Stockholders"), the ratification of the appointment of the Company's independent auditors and the proposal to amend the Company's Certificate of Incorporation.

     Only stockholders holding shares of Common Stock of record at the close of business on December 21, 1998 will be entitled to notice of and to vote at the meeting.

     Class A Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy which is solicited on behalf of the Board of Directors and return it promptly in the envelope enclosed for that purpose. As an alternative to delivering a paper proxy, you may enter your voting instructions by phone at the toll-free number listed on proxy card or via the Internet at www.proxyvote.com. In either case, you will need the control number printed on your proxy card. Any person giving a proxy has the power to revoke it at any time and Class A Stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          /S/ J. PETER RICKETTS

                                          J. Peter Ricketts, Secretary

Omaha, Nebraska
January 7, 1999

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

                         AMERITRADE HOLDING CORPORATION
                            4211 SOUTH 102ND STREET
                                OMAHA, NE 68127
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                  COMMON STOCK

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Ameritrade Holding Corporation (the "Company") to be held on February 17, 1999 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are at 4211 South 102nd Street, Omaha, Nebraska, 68127. This Proxy Statement and the proxy cards are first being mailed to stockholders on or about January 11, 1999.

     The Company has two classes of Common Stock, the Class A Common Stock (the "Class A Stock") and the Class B Common Stock (the "Class B Stock" and, together with the Class A Stock, the "Common Stock"). The accompanying proxy is solicited with respect to the holders of the Class A Stock (the "Class A Stockholders") on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing with him a later-dated proxy. Furthermore, the Class A Stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company's Class A Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. In addition, the Directors believe shares of the Common Stock held by executive officers and Directors of the Company will be voted "FOR" each such proposal. Such shares represent approximately 62 percent of the Class A Stock and all of the Class B Stock, which will constitute approximately 65 percent of the total shares outstanding as of December 21, 1998. Shares of Class A Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

     The Company has two authorized classes of Common Stock which are designated Class A Common Stock and Class B Common Stock. The two classes of Common Stock are identical in all respects except that the holders of the Class B Stock (the "Class B Stockholders") are entitled to elect a majority of the Board of Directors. Otherwise, each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of Directors. The holders of Class B Stock may convert their shares into an equal number of shares of Class A Stock, but holders of Class A Stock may not convert their shares into Class B Stock.

     Only holders of Common Stock of record at the close of business on December 21, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the record date, there were 26,299,918 shares of Class A Stock issued and 2,728,800 shares of Class B Stock issued and outstanding.

     The following table sets forth, as of the Record Date, the beneficial ownership of each class of the Company's Common Stock by Directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by each person believed by the Company to beneficially own more than 5 percent of the Company's Common Stock and by all present executive officers and Directors of the Company as a group:

                                                        NUMBER OF    PERCENT OF   NUMBER OF   PERCENT OF
                                                        SHARES OF    SHARES OF    SHARES OF   SHARES OF
                                                         CLASS A      CLASS A      CLASS B     CLASS B
                         NAME                             STOCK        STOCK        STOCK       STOCK
                         ----                           ---------    ----------   ---------   ----------
           DIRECTORS AND EXECUTIVE OFFICERS
J. Joe Ricketts(1), Director, Chairman and Chief
  Executive Officer...................................  15,976,479      60.7%     1,364,448      50.1%
Robert T. Slezak(2), Director, Vice President, Chief
  Financial Officer and Treasurer.....................      19,977         *              0         0
Peter D. Horst(3), Vice President, Marketing..........       1,000         *              0         0
Joseph A. Konen(4), Chief Executive Officer, OnMoney
  Financial Services Corporation......................      37,643         *              0         0
Kurt D. Halvorson(5), President, Advanced Clearing....       2,000         *              0         0
Gene L. Finn(6), Director.............................      10,588         *              0         0
David W. Garrison(7), Director........................       3,713         *              0         0
Thomas Y. Hartley(8), Director........................      10,988         *              0         0
Charles L. Marinaccio(6), Director....................      11,786         *              0         0
Mark L. Mitchell(6), Director.........................      17,278         *              0         0
John W. Ward(6), Director.............................      11,786         *              0         0
All Directors and Executive Officers as a group (16 in
  group)..............................................  16,345,940      62.2%     1,364,448      50.1%
                  OTHER STOCKHOLDERS
Marlene M. Ricketts(9)................................  15,927,012      60.6%     1,364,352      49.9%
Ricketts Grandchildren Trust(10)......................   3,168,000      12.0              0         0
AmeriTrade Holding Corporation Profit Sharing
  Plan(11)............................................   2,786,496      10.6%             0         0

-------------------------
  *  Less than 1 percent of the issued and outstanding shares of the class.

 (1) Consists of 13,085,124 shares of Class A Stock held jointly with Marlene M. Ricketts, his spouse, 55,392 shares of Class A Stock held in the J. Ricketts IRA and 2,786,496 shares of Class A Stock owned by the Ameritrade Holding Corporation Profit Sharing Plan over which Mr. Ricketts exercises shared voting and investment power with Marlene M. Ricketts. Also included are 49,467 shares issuable upon the exercise of vested options. Shares of Class B Stock beneficially owned by Mr. Ricketts consist of 1,364,448 shares of Class B Stock owned by the Joe Ricketts Dynasty Trust over which Mr. Ricketts exercises sole voting and investment. If all shares of Class B Stock beneficially owned by Mr. Ricketts were converted into Class A Stock, Mr. Ricketts would beneficially own 17,340,927 shares of Class A Stock which would represent approximately 63 percent of the total shares of Class A Stock that would be issued and outstanding after such conversion.

 (2) Represents 9,110 shares of Class A Stock held by Robert T. Slezak and Jane
     G. Slezak, as trustees of the Robert T. Slezak and Jane G. Slezak Revocable Trust and 10,867 shares issuable upon the exercise of vested options.

 (3) Shares are held jointly with Deborah R. Horst, his spouse.

 (4) Represents 19,176 shares of Class A Stock held in the Joseph A. Konen IRA and 18,467 shares issuable upon the exercise of vested options.

 (5) Shares are held jointly with Melinda K. Halvorson, his spouse.

 (6) Includes 5,600 shares of Class A Stock issuable upon the exercise of vested options.

 (7) Includes 1,067 shares of Class A Stock issuable upon the exercise of vested options.

 (8) Represents 1,200 shares of Class A Stock held in the Thomas Y. Hartley SEP IRA and 1,404 shares of Class A Stock held by Thomas Y. and Deborah R. Hartley, as trustees of the Hartley Family Trust. Also included are 5,600 shares issuable upon the exercise of vested options.

 (9) Consists of 13,085,124 shares of Class A Stock held jointly with J. Joe Ricketts, her spouse, 55,392 shares of Class A Stock held in the M. Ricketts IRA and 2,786,496 shares of Class A Stock owned by the Ameritrade Holding Corporation Profit Sharing Plan over which Mrs. Ricketts exercises shared voting and investment power with J. Joe Ricketts. Shares of Class B Stock beneficially owned by Mrs. Ricketts consist of 1,364,352 shares of Class B Stock owned by the Marlene Ricketts Dynasty Trust. If all shares of Class B Stock beneficially owned by Mrs. Ricketts were converted into Class A Stock, Mrs. Ricketts would beneficially own 17,291,364 shares of Class A Stock which would represent approximately 63 percent of the total shares of Class A Stock that would be issued and outstanding after such conversion. Mrs. Ricketts' address is c/o Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

(10) The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska, 68102.

(11) The address of the Ameritrade Holding Corporation Profit Sharing Plan is c/o Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska, 68127. The trustee of the Ameritrade Holding Corporation Profit Sharing Plan is J. Joe Ricketts.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND COMMITTEES

     The full Board of Directors consist of nine Directors, five of which will be elected by the Class B Stockholders and four of which will be elected by the Class A Stockholders. Accordingly, the Board has nominated J. Joe Ricketts, Joseph A. Konen, Robert T. Slezak, John W. Ward and Gene L. Finn to be elected as Class B Stockholders and has nominated Charles L. Marinaccio, Thomas Y. Hartley, Mark L. Mitchell and David W. Garrison to be elected by the Class A Stockholders. All nominees have been nominated to serve for a term of one year.

     This Proxy Statement relates only to the solicitation of proxies from the Class A Stockholders with respect to the election of four Directors to be elected by them (the "Class A Directors") and the other matters described herein. The Board of Directors knows of no reason why any of Messrs. Marinaccio, Hartley, Mitchell and Garrison might be unavailable to serve as the Class A Directors, if elected, and each have expressed an intention to serve, if elected. If any of Messrs. Marinaccio, Hartley, Mitchell and Garrison are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class A Director and any other person pursuant to which any of such nominees was selected.

     The election of a Class A Director requires the affirmative vote of a plurality of the shares of Class A Stock present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker non-votes with respect to the election of Directors will have no impact on the election of Directors. Proxies submitted pursuant to this solicitation will be voted for the election of each of Messrs. Marinaccio, Hartley, Mitchell and Garrison as Class A Directors, unless specified otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE "FOR" THE ELECTION OF CHARLES L. MARINACCIO, THOMAS Y. HARTLEY, MARK L. MITCHELL AND DAVID
W. GARRISON AS CLASS A DIRECTORS.

     The table below sets forth certain information regarding the Directors of the Company. All members of, and the nominees to, the Board of Directors have held the positions with the companies (or their predecessors) set forth under "Principal Occupation" for at least five years, unless otherwise indicated.

                                                               PRINCIPAL                         DIRECTOR    TERM TO
                NAME                     AGE                  OCCUPATION                          SINCE      EXPIRE
                ----                     ---                  ----------                         --------    -------
                        NOMINEES TO BE ELECTED BY CLASS A STOCKHOLDERS

David W. Garrison....................    43     Independent Consultant(1)                          1997       1999
Thomas Y. Hartley....................    65     President, Colbert Golf Design and                 1996       1999
                                                Development
Charles L. Marinaccio................    65     Independent Consultant, Director,                  1997       1999
                                                Securities Investor Protection
                                                Corporation, and Director, American
                                                Bank of Albania(2)
Mark L. Mitchell.....................    38     Associate Professor of Finance,                    1996       1999
                                                University of Chicago

                        NOMINEES TO BE ELECTED BY CLASS B STOCKHOLDERS

J. Joe Ricketts......................    57     Chairman and Chief Executive Officer of            1981       1999
                                                the Company
Robert T. Slezak.....................    41     Vice President, Chief Financial Officer            1996       1999
                                                and Treasurer of the Company
Joseph A. Konen......................    51     Chief Executive Officer, OnMoney                   1996       1999
                                                Financial Services Corporation
Gene L. Finn.........................    66     Independent Consultant and Director,               1996       1999
                                                Knight/Trimark Group, Inc.(3)
John W. Ward.........................    55     Chairman, Transition International,                1997       1999
                                                Inc.(4)

-------------------------
(1) Mr. Garrison has also served on the Board of Directors of Traveling Software since May of 1996. Mr. Garrison served as Chief Executive Officer, President and Chairman of the Board of Directors of NETCOM On-Line Communications Services, Inc. from 1995 to 1998. Prior to joining NETCOM, Mr. Garrison served as President of SkyTel, a division of Mobile Telecommunications, Inc. from 1990 to 1994.

(2) Prior to becoming a director of the SIPC in 1995, Mr. Marinaccio was a partner in the law firm of Kelley, Drye & Warren from 1985 through 1994.

(3) From 1983 to 1995, Mr. Finn was Vice President and Chief Economist for the National Association of Securities Dealers, Inc.

(4) Mr. Ward has been an independent consultant since 1991, in addition to acting as Chairman of Transition International, Inc. since 1994.

     Information regarding other executive officers of the Company is found in the Company's report on Form 10-K for the year ended September 25, 1998, which is available upon request.

     The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended September 25, 1998, the Board of Directors held four meetings and took action by written consent five times. All Directors attended at least 75 percent of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during fiscal year 1998.

     The Board of Directors has established two committees: Audit and Compensation.

     AUDIT COMMITTEE. The functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing the scope and results of the Company's internal auditing function, reviewing the adequacy of the Company's internal accounting controls with management and auditors and reviewing fees charged by the Company's independent auditors. The Audit Committee is composed of Directors Hartley and Finn. The Audit Committee met four times during fiscal year 1998.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves compensation policy, changes in salary levels and bonus payment and awards pursuant to the Company's management incentive plans. The Compensation Committee consists of Directors Ward, Mitchell and Marinaccio. The Compensation Committee met four times during fiscal year 1998.

COMPENSATION OF DIRECTORS

     The Company maintains the Ameritrade Holding Corporation Directors Incentive Plan (the "Directors Plan") pursuant to which non-employee Directors are granted various equity awards and may make certain elections with respect to the payment of their retainers and fees. Specifically, the Directors Plan provides that, upon a non-employee director's election to the Board for his first term, the director will receive (a) a stock option to purchase such number of shares of the Company's Common Stock as determined by the Chairman of the Board and approved by the Board and (b) an award of Restricted Stock, the fair market value of which is equal to $20,000 or such other amount determined by the Board from time to time. Non-employee Directors may also be awarded stock options other than upon their initial election to the Board as determined from time to time by the Board. Awards made pursuant to the Directors Plan will generally vest in substantially equal annual installments over a period of three years, beginning with the first anniversary of the grant date. The exercise price of options granted under the Directors Plan may not be less than the fair market value of a share of the Company's Common Stock on the date of the grant of the option. An initial award to Mr. Garrison was the only award made during fiscal 1998.

     Employee Directors do not receive compensation for services provided as a director. Non-employee Directors receive an annual retainer of $12,000 payable in advance. Fifty percent of the annual retainer is paid in shares of Common Stock of the Company while the remaining fifty percent is payable in cash or stock at the option of the director. Non-employee Directors receive payment of $1,500 for quarterly meetings and $1,000 for committee meetings, all payable quarterly in advance in the form of cash or stock at the election of the director. The foregoing elections and payments are made pursuant to the Directors Plan.

     Pursuant to the Directors Plan, non-employee Directors may elect to defer receipt of all or a portion of the retainer, meeting and committee fees otherwise payable to the non-employee director, including those amounts that would otherwise be payable to the non-employee director in the form of Common Stock. Amounts deferred pursuant to a non-employee director's election are credited to a bookkeeping account which consists of a "Cash Subaccount" reflecting amounts that would otherwise have been payable to the non-employee director in cash and a "Stock Subaccount" reflecting amounts that would otherwise have been payable to the non-employee director in stock. As of the first day of each calendar quarter, the Cash Subaccount is adjusted to reflect contributions and distributions during the preceding calendar quarter and is credited with interest computed at the prime rate as reported by the Wall Street Journal for that date (or, if that day is not a business day, the next preceding business day). The Stock Subaccount is credited with "stock units" as of each day that deferred amount would otherwise have been payable to the non-employee director in stock, is charged with stock units as of each day on which amounts are distributed from the Stock Subaccount and is credited with stock units as of each record date to reflect dividends paid on the Company's Common Stock. For purposes of the adjustments to the Stock Subaccount, one stock unit corresponds to one share of the Company's Common Stock.

     Deferred amounts are payable to non-employee Directors as of a distribution date elected by the non-employee director at the time of the deferral. Distributions of deferred amounts are generally made in ten annual installments commencing on the distribution date elected. A non-employee director may elect to have payments in a lump sum or in any number of annual payments not exceeding ten. If a non-employee director dies prior to the full payment of his deferral account, the balance will be paid to a beneficiary designated by the non-employee director.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries to the Chief Executive Officer and the other four highest paid executive officers of the Company for services rendered during the fiscal years ended September 25, 1998, September 26, 1997 and September 27, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                          ---------------------------------
                                            ANNUAL COMPENSATION                   AWARDS            PAYOUTS
                                    -----------------------------------   -----------------------   -------
                                                                          RESTRICTED   SECURITIES
                                                           OTHER ANNUAL     STOCK      UNDERLYING    LTIP      ALL OTHER
                                                           COMPENSATION    AWARD(S)     OPTIONS/    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)      ($)(1)         ($)        SARS(#)     ($)(2)       ($)(4)
---------------------------  ----   ---------   --------   ------------   ----------   ----------   -------   ------------
J. Joe Ricketts............  1998    435,000         --       12,730         --         148,400          --         --
Chairman and Chief           1997    337,503    148,650       11,803         --              --          --         --
Executive Officer            1996    285,252    178,000       11,778         --              --          --         --
Robert T. Slezak...........  1998    250,008         --       12,730         --          32,600     318,128         --
Vice President, Chief        1997    231,258         --       11,866         --              --          --         --
Financial Officer and        1996    175,008     50,000       11,940         --              --          --         --
Treasurer
Peter D. Horst(3)..........  1998    141,801     82,117           --         --              --          --      6,220
Vice President, Marketing
Joseph A. Konen(5).........  1998    300,000         --       12,730         --          55,400          --         --
Chief Executive Officer,     1997    275,001         --       11,866         --              --          --         --
OnMoney Financial Services   1996    200,004     75,000       11,940         --              --          --         --
Corporation
Kurt D. Halvorson..........  1998    136,250     23,473        8,061         --              --          --         --
President, Advanced          1997     93,000     18,655        7,269         --              --          --         --
  Clearing
                             1996     83,000     19,040        5,368         --              --          --         --

-------------------------
(1) The amounts in this column represent employer contributions to the Company's Profit Sharing Plan.

(2) Represents deferred payments from the Company's Executive Bonus Plan of amounts awarded in fiscal years 1992, 1993 and 1994.

(3) Mr. Horst became an employee of the Company on December 1, 1997.

(4) Consists of reimbursement of relocation expenses.

(5) Mr. Konen served as President and Chief Operating Officer of the Company from October 1994 until November 1, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted to executive officers listed in the Summary Compensation Table during fiscal 1998 pursuant to the Long-Term Incentive Plan. No grants of Stock Appreciation Rights were made in fiscal 1998.

                                         INDIVIDUAL GRANTS                                             POTENTIAL REALIZABLE
----------------------------------------------------------------------------------------------------     VALUE AT ASSUMED
                                              NUMBER OF      % OF TOTAL                                ANNUAL RATES OF STOCK
                                              SECURITIES      OPTIONS                                  APPRECIATION FOR THE
                                              UNDERLYING     GRANTED TO     EXERCISE OR                  OPTION TERM(2)($)
                                               OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
                    NAME                      GRANTED(#)   FISCAL YEAR(1)    ($/SHARE)       DATE         5%          10%
                    ----                      ----------   --------------   -----------   ----------      --          ---
J. Joe Ricketts.............................   148,400         61.58%          12.75       12/16/07    1,189,932   3,015,520
Robert T. Slezak............................    32,600         13.53%          12.75       12/16/07      261,400     662,439
Joseph A. Konen.............................    55,400         22.99%          12.75       12/16/07      444,220   1,125,740

-------------------------
(1) Based on an aggregate of 241,000 options granted to employees during fiscal 1998.

(2) Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the ten-year term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     No options held by the executive officers listed in the Summary Compensation Table were exercisable during fiscal year 1998.

EMPLOYMENT AGREEMENTS

     On December 3, 1996, the Company entered into employment agreements (the "Employment Agreements") with J. Joe Ricketts, its Chairman and Chief Executive Officer; Joseph A. Konen, then its President and Chief Operating Officer, now Chief Executive Officer of OnMoney Financial Services Corporation; and Robert T. Slezak, its Vice President and Chief Financial Officer. The initial term of each Employment Agreement ended on December 3, 1997, but each agreement has been renewed for the second of three one-year extension periods. The Employment Agreements will be automatically renewed for an additional one-year extension, unless either party gives written notice of non-renewal to the other party at least 180 days prior to the then current expiration date. The Employment Agreement with a particular officer will terminate prior to its scheduled expiration date in the event of the officer's death or disability. In addition, either party may terminate any of the Employment Agreements with or without cause (as defined therein). If an officer is discharged from employment by the Company without cause, he will receive continued payments of his base salary for a period commencing on the date of termination and ending on a date as determined in his Employment Agreement.

     Each Employment Agreement provides for the payment of a base salary, which is subject to annual adjustment, and to incentive compensation and other employee benefits under the various benefit plans and programs maintained by the Company. Each of the Employment Agreements contains confidentiality covenants on the part of the named officers.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). Where appropriate, the Committee reviews and considers the recommendations of management before determining compensation policy. In addition, the Committee has employed outside compensation consultants with respect to certain compensation related issues. The Company's compensation programs are designed to be tied closely to Company performance and shareholder return and to enable the Company to attract and retain the best possible executive talent.

     Generally, the Company's compensation programs consist of salary, an executive bonus program for certain executives, performance-based bonus programs and a long-term incentive plan consisting primarily of a stock option program for executives and key management employees. Although the incentive plan also permits the award of stock appreciation rights, stock awards (including Restricted Stock) and performance units, no such awards have been made under the program.

     During 1998, the salary of Messrs. Ricketts, Konen and Slezak was set pursuant to employment agreements. The Committee determines the compensation for other named executive officers based on the recommendation of management and, in certain cases, outside compensation consultants.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. The policy of the Compensation Committee with respect to
Section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation. In that regard, no executive officer received compensation in excess of $1 million during fiscal 1998. The Committee, however, reserves the right to use its judgment, where merited by the Committee's need to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation which may not, in a specific case, be fully deductible by the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Ricketts' compensation is generally set pursuant to the terms of his employment agreement, which was entered into before the Company conducted its initial public offering. The increase in base salary for Mr. Ricketts in fiscal 1998 and grants of stock options made to Mr. Ricketts were established after a compensation analysis for executive officer positions of the Company, based on consideration of compensation information and strategies of comparable companies, was prepared and presented to the Compensation Committee by independent compensation consultants. The grant of stock options was intended to provide incentives for increases in stockholder value, to encourage retention and to remain competitive with respect to executive compensation.

                                          Mark L. Mitchell
                                          John W. Ward
                                          Charles L. Marinaccio

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, there were no compensation committee interlocks and no insider participation in compensation committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

COMPANY PERFORMANCE

     The company performance information is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") and the company performance information shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

     The following graph and table set forth certain information comparing the cumulative total return from a $100 investment in the Company and the stocks making up an industry peer group and a broad-based stock index on March 4, 1997 (the date the Company's stock commenced public trading) through the end of the Company's most recent fiscal year.

                                                         CUMULATIVE TOTAL RETURN
                                  ---------------------------------------------------------------------
                                  3/4/97    3/97     6/97     9/97    12/97     3/98     6/98     9/98
AMERITRADE HOLDING CORPORATION    100.00   104.17   105.00   171.67   195.00   185.00   180.00   240.00
PEER GROUP                        100.00    87.01   111.90   147.51   167.01   169.52   162.18   162.01
S & P 500                         100.00    95.73   112.44   120.86   124.33   141.67   146.35   131.79

     The Company included the following companies in its Peer Group:

     E Trade Group Inc.
     Schwab Charles Corp. New
     Southwest Securities Group Inc.
     Everen Capital Corp.
     Paine Webber Group Inc.
     A.G. Edwards
     Raymond James Financial Inc.

     All companies in the peer group are publicly traded firms engaged in the securities brokerage business.

RELATED PARTY TRANSACTIONS

     The Company paid $1,288,000 during fiscal year 1998 to J. Joe Ricketts for lease of the Company's headquarters. J. Joe Ricketts is Chairman and Chief Executive Officer of the Company.

                     RATIFICATION OF APPOINTMENT OF AUDITOR

     Deloitte & Touche LLP, who has been auditor for the Company since 1975, has been appointed by the Board of Directors as auditor for the Company and its subsidiaries for the fiscal year ending September 24, 1999. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote there at. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. This proxy is being solicited with respect to the ratification of the appointment of auditor only from the Class A Stockholders. Proxies submitted pursuant to this solicitation will be voted for the ratification of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending September 24, 1999, unless specified otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 24, 1999.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

     The Board of Directors of the Company has declared advisable, and directed that there be submitted to the stockholders of the Company, an amendment of the Company's Certificate of Incorporation. The definition of "Control Group" in Article FOURTH would be amended to include any trust or other person or entity that holds either Class A Stock or Class B Stock (or both) for any of J. Joe Ricketts, Marlene M. Ricketts and the lineal descendants of J. Joe Ricketts and Marlene M. Ricketts and their spouses. The text of the proposed amendment of the Certificate of Incorporation is set forth in Exhibit A to this Proxy Statement.

     The amendment of the Certificate of Incorporation would amend the definition of Control Group in the Certificate of Incorporation to include not only each trust or other person or entity that holds Class B Stock for the benefit of any of the members of the Ricketts Family, but also each trust or other person or other entity that holds Class A Stock for the benefit of any of the members of the Ricketts Family. As a result, trusts and other persons and entities that hold Class A Stock for the benefit of any of the members of the Ricketts Family would be counted when calculating whether the number of shares of outstanding Common Stock held by the Control Group has fallen below the 20 percent threshold. This would decrease the likelihood that the number of shares of outstanding Common Stock held by the Control Group would fall below 20 percent. Consequently, there would be a decreased likelihood that all of the shares of Class B Stock would convert into Class A Stock, which would eliminate the ability of the holders of the Class B Stock to elect a majority of the Board of Directors. Thus, it would be more difficult for any party other than members of the Ricketts Family to obtain control of the Board of Directors and the Company. The Ricketts Grandchildren Trust holds Class A Stock (and not Class B Stock) for the benefit of the grandchildren of J. Joe Ricketts and Marlene M. Ricketts. The proposed amendment would cause that trust to become part of the Control Group.

     The Board of Directors believes that the proposed amendment to the definition of Control Group will give members of the Ricketts Family more flexibility in how they choose to hold their Class A Stock without increasing or decreasing their ability to control the Company. Currently, J. Joe Ricketts beneficially owns 61 percent of the outstanding Class A Stock and all of the outstanding Class B Stock. The proposed amendment to the definition of Control Group will not expand nor limit the present ability of Mr. Ricketts and other members of the Ricketts Family to elect a majority of the Board of Directors of the Company.

     Under Delaware corporate law, the holders of the outstanding shares of a class of capital stock are entitled to vote as a class on a proposed amendment to the Certificate of Incorporation if the amendment would alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. Therefore, the proposed amendment of the Certificate of Incorporation may only be adopted by the affirmative vote of a majority of the outstanding shares of each of the Class A Stock and the Class B Stock. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposed amendment. This proxy is being solicited with respect to the proposed amendment only from the holders of outstanding Class A Stock. Proxies submitted pursuant to this solicitation will be voted in favor of the proposed amendment, unless specified otherwise.

     If the proposed amendment of the Certificate of Incorporation is approved, the appropriate officers of the Company will execute and file with the Secretary of State of the State of Delaware an Amended Certificate of Incorporation reflecting such amendment and such other documents as are necessary to reflect the amendment of the Certificate of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE CLASS A STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION SET FORTH IN EXHIBIT A TO THIS PROXY STATEMENT.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Pursuant to the Company's Bylaws, stockholder proposals submitted for presentation at the Annual Meeting should have been received by the Secretary of the Company at its home office no later than September 10, 1998. Pursuant to the Company's Bylaws, nominations for Directors should have been submitted by stockholders in writing to the Secretary of the Company by September 10, 1998. Only stockholders of record are entitled to bring business before the Annual Meeting or make nominations for Directors.

     In order to be included in the Company's Proxy Statement relating to its next annual meeting, stockholder proposals must be submitted by September 13, 1999 to the Secretary of the Company at its home office. Such proposals must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business,
(iii) the class and number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment.

     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by Directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. In addition to solicitation by mail, the Company has made these materials available via the Internet at www.amtd.com. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company's Class A Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

     The Company's Annual Report, including financial statements, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report is not to be considered part of this proxy solicitation material. IN ADDITION, ANY STOCKHOLDER WHO WISHES TO RECEIVE A COPY OF THE FORM 10-K FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY WITHOUT CHARGE BY WRITING TO THE COMPANY. REQUESTS SHOULD BE DIRECTED TO J. PETER RICKETTS AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

                                          By Order of the Board of Directors

                                          /S/ J. PETER RICKETTS
                                          ----------------------------
                                          J. Peter Ricketts, Secretary

Omaha, Nebraska
January 7, 1999

                                                                       EXHIBIT A

     As amended, ARTICLE FOURTH, of the Company's Certificate of Incorporation will read, in its entirety, as follows:

     FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 69,000,000 shares, consisting of:

          (1) 3,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock");

          (2) 60,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"); and

          (3) 6,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Stock").

     The Class A Stock and the Class B Stock are hereafter collectively referred to as the "Common Stock."

A. PREFERRED STOCK

     Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof.

B. COMMON STOCK

     Except as otherwise provided in this Section B or as otherwise required by applicable law, all shares of Class A Stock and Class B Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

     1. Voting Rights.

     (1) General. Except as otherwise provided in this Section B or as otherwise required by applicable law, the holders of Class A Stock and the holders of Class B Stock shall vote as a single class and shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

     (2) Election of Directors. The number of Directors shall be determined in the manner provided in the Bylaws of the Corporation. The Class B Stock shall be entitled to elect a majority of the Directors and the Class A Stock shall be entitled to elect the remaining Directors.

     (3) Removal. Only the holders of Class A Stock shall be entitled to vote on the removal, with or without cause, of any director elected by the holders of Class A Stock. Only the holders of Class B Stock shall be entitled to vote on the removal, with or without cause, of any director elected by the holders of Class B Stock.

     (4) Vacancies. Any vacancy in the office of a director created by the death, resignation or removal of a director elected by the holders of Class A Stock shall be filled only by a vote of the holders of Class A Stock. Any vacancy in the office of a director created by the death, resignation or removal of a director elected by the holders of Class B Stock shall be filled only by a vote of the holders of Class B Stock. Notwithstanding anything in this Section
(d) to the contrary, any vacancy in the office of a director may be filled by the vote of the majority of the Directors (or director) elected by the same class of stock that elected the director whose death, resignation or removal created the vacancy, or in the event that there are no such Directors, by the vote of the majority of the other Directors or by the sole remaining director, regardless, in each instance, of any quorum requirements set forth in the Bylaws of the Corporation. Any director elected by the stockholders or by some or all of the Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his or her successor has been elected and has qualified. Any vacancy in the office of a director created by the increase in the number of Directors may be filled by election at the next annual or special meeting of stockholders in accordance with Section 1(b) or by the vote of all the Directors prior to such annual or special meeting of stockholders, in which case the Directors shall designate which class of stock shall be deemed to have elected the director filling such vacancy.

     (5) One Class Outstanding. Notwithstanding anything in this Section 1 to the contrary, the holders of Class A Stock shall be entitled to elect all of the Directors and shall have exclusive voting power on all matters at any time when no Class B Stock is issued and outstanding, and the holders of Class B Stock shall be entitled to elect all of the Directors and shall have exclusive voting power on all matters at any time when no Class A Stock is issued and outstanding, subject in each case to the provisions of any Preferred Stock.

     2. Dividends. As and when dividends are declared or paid on the Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Stock and the holders of Class B Stock shall be entitled to participate in such dividends ratably on a per share basis; provided that if dividends are declared that are payable in shares of Class A Stock or Class B Stock, dividends shall be declared that are payable at the same rate on both classes of stock and any dividends payable in shares of Class A Stock shall be payable to holders of that class of stock and any dividends payable in shares of Class B Stock shall be payable to holders of that class of stock.

     3. Conversion.

     (1) Conversion of Class A Stock. The Class A Stock is not convertible.

     (2) Conversion of Class B Stock.

          (i) Each share of Class B Stock may be converted into one share of Class A Stock at any time at the option of and without cost to the holder thereof. Any such conversion may be effected by any holder of Class B Stock surrendering such holder's certificate or certificates representing the Class B Stock to be converted, duly endorsed, at the principal office of the Corporation or any transfer agent for the Class B Stock during normal business hours, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Stock and stating the name or names in which such holder desires the certificate or certificates representing such Class A Stock to be issued. Promptly thereafter, the Corporation shall issue and deliver to such holder, or such holder's nominee or nominees, a certificate or certificates representing the number of shares of Class A Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender and receipt of such notice and the person or persons entitled to receive the Class A Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Stock as of the close of business on that date.

          (ii) Each share of Class B Stock shall automatically convert into one share of Class A Stock if the number of issued and outstanding shares of Common Stock held by the Control Group is less than twenty percent (20%) of the aggregate number of issued and outstanding shares of Common Stock.

          (iii) Each share of Class B Stock shall automatically convert into one share of Class A Stock in the event such share is sold or transferred to any person other than to a member of the Control Group. If any share of Class B Stock is sold or transferred to a member of the Control Group who subsequently ceases to be a member of the Control Group, each such share shall automatically convert into one share of Class A Stock.

          (iv) For purposes of this Section 3, "Control Group" shall mean J. Joe Ricketts, Marlene M. Ricketts, the lineal descendants of J. Joe Ricketts and Marlene M. Ricketts and their spouses, and any trust or other person or entity that holds Common Stock for the benefit for any of the foregoing.

     4. Liquidation. Subject to the provisions of any Preferred Stock, the holders of Class A Stock and the holders of Class B Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

     5. Subdivision, Reclassification and Combination. The Corporation shall not subdivide, reclassify or combine any class of Common Stock without at the same time making a proportionate subdivision, reclassification or combination of each other class of Common Stock.

                           REVOCABLE PROXY OF HOLDERS
                                OF CLASS A STOCK

                         AMERITRADE HOLDING CORPORATION

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 17, 1999 AND AT ANY ADJOURNMENT THEREOF.

     The undersigned hereby authorizes the Board of Directors of Ameritrade Holding Corporation (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Joslyn Art Museum, on Tuesday, February 17, 1999, at 9:30 a.m., Central Standard Time and at any adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

         1.       ELECTION OF CLASS A DIRECTORS

                  : FOR all nominees listed below for terms to expire in 2000 (except as marked to the contrary below)

                  : WITHHOLD AUTHORITY to vote for all nominees listed below

                           Charles L. Marinaccio
                           Thomas Y. Hartley
                           Mark L. Mitchell
                           David W. Garrison

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



         2. AUDITORS. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 24, 1999.

                  :  FOR                    :  AGAINST                :  ABSTAIN

         3. AMEND CERTIFICATE OF INCORPORATION. Amend the Certificate of Incorporation to change the definition of "Control Group."

                  :  FOR                    :  AGAINST                :  ABSTAIN

         4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR CLASS A DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS AND FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION.

     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 17, 1999 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated: January 7, 1999.


                                        ---------------------------------------
                                                       (Signature)

                                        ---------------------------------------
                                               (Signature if held jointly)

                                        Please sign exactly as name appears on
                                        this proxy. When shares are held by
                                        joint tenants, both should sign. When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give your full title. If a
                                        corporation, please sign in full
                                        corporate name by authorized officer. If a partnership, please sign in partnership name by authorized party.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                       16